For Immediate Release	Contact: Mark Trinske Director of Investor, Public & Government Relations Affinia Group Inc. (734) 827-5412

AFFINIA GROUP GROSS PROFIT UP 27% IN 2006

ANN ARBOR, MICHIGAN, March 15, 2007 – Affinia Group Inc. announced significantly improved gross profit and increased net income for the fourth quarter and fiscal year ended December 31, 2006.

‘‘Affinia gross profit increased 27%, while sales rose 1.4% as we continue to strengthen our competitive position in the dynamic aftermarket,’’ said Thomas Madden, Affinia’s Senior Vice President and Chief Financial Officer.

2006 Year End

For the fiscal year 2006, sales were $2.16 billion, as compared to $2.13 billion for 2005. This increase reflects strong filtration product and European heavy-duty product sales. The company’s 2006 sales grew 1.4% despite the termination of a customer relationship in early 2006 which reduced sales by $30 million. In addition, the company’s sales increased $39 million related to the impact of foreign currency changes.

Gross profit increased 27% to $376 million in fiscal year 2006, as compared to $295 million for the same period in 2005. This improvement is primarily due to an overall improvement in operational efficiency as a result of the company’s business restructuring.

Selling, general and administrative expenses for fiscal year 2006 were $332 million as compared to $261 million for 2005. The increase was a result of restructuring costs of $39 million and the expenses related to establishing and staffing a new corporate headquarters for the company, Sarbanes-Oxley implementation, and selling expenses related to new business gains.

Net income for the year ended December 31, 2006 improved by $25 million to a loss of $5 million, as compared to a loss of $30 million for the year ended December 31, 2005.

As of December 31, 2006 Affinia had $70 million of cash. Total long-term debt outstanding as of December 31, 2006 was $597 million, a decrease of $15 million from the year ended December 31, 2005. Affinia had no borrowings under the company’s receivables securitization program at December 31, 2006. At December 31, 2006 Affinia continued to be in compliance with all covenants in its senior credit agreement including financial covenants consisting of a cash interest expense ratio, a leverage ratio, and a maximum annual capital expenditure.

‘‘This year, Affinia continued to implement its restructuring plan with great success. Costs were down; and sales and gross profitability were up during this transitional period. We now look ahead to completing our restructuring plan, which will significantly strengthen our position as a cost competitive global manufacturer,’’ said Terry McCormack, Affinia Group’s President and Chief Executive Officer.

Fourth Quarter

For the fourth quarter 2006, sales were $502 million, as compared to $514 million for the fourth quarter of 2005.

Gross profit for the quarter increased 45% to $87 million, as compared to $60 million for the fourth quarter of 2005.

Selling, general and administrative expenses for the fourth quarter of 2006 were $87 million as compared to $71 million for the same period in 2005.

Net income for the quarter ended December 31, 2006 improved by $14 million to a loss of $9 million, as compared to a net loss of $23 million for the quarter ended December 31, 2005.

Conference Call

Affinia Group will hold a conference call to discuss its fourth quarter and 2006 fiscal year-end results on Friday, March 16, 2007 at 10:00 a.m. Eastern Time. Slides for the conference call will be available from Affinia’s web site: www.affiniagroup.com prior to the call.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference ID # 8075225. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 8075225.

Affinia Group Inc. is a global leader in the on and off highway replacement parts and service industry. In North America the Affinia family of brands includes WIX® filters; Raybestos® brand brakes and AIMCO® brake products, and McQuay-Norris® and Spicer® Chassis parts. South American and European brands include Nakata®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing pressures; the shift in demand from premium to economy products; our dependence on our largest customers; increasing costs for manufactured components, raw materials, crude oil and energy prices; our ability to achieve cost savings from our restructuring; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; non-performance by, or insolvency of, our suppliers or our customers; the threat of work stoppages and other labor disputes; challenges to our intellectual property portfolio; exposure to product liability and other liabilities for which Dana Corporation retained responsibility due to its Chapter 11 filing; and changing distribution channels. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements apply only as of the date of this news release and the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after such date.

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